UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014

Mast Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12390 El Camino Real, Suite 150, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(858) 552-0866

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 25, 2014, Mast Therapeutics, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with Santarus, Inc. as sublessor (“Sublessor”) for the lease of approximately 13,707 square feet of office space located at 3611 Valley Centre Drive, San Diego, California 92130 (the “Subleased Premises”) that the Company will use as its corporate headquarters. The Subleased Premises will replace the Company’s current headquarters, the sublease for which will expire in January 2015.

The term of the Sublease commences on February 1, 2015 and expires on May 31, 2020. However, the Company will be given access to the Subleased Premises beginning on October 1, 2014 to make certain improvements to the Subleased Premises and, if it chooses to begin operating its business on the Subleased Premises before February 1, 2015, the term of the Sublease will commence on such earlier date, with the expiration date remaining the same. The period beginning with the date on which the Sublease commences through May 31, 2020 is herein referred to as the “Sublease Term.”

The Company will pay Sublessor a security deposit of $300,000, up to approximately $169,400 of which will be applied to the Company’s monthly base rent for months 13, 16, 19 and 24 of the Sublease Term so long as the Company is not in default under the Sublease (that continues beyond the applicable cure period) and the Company has at least one year worth of operating cash, cash equivalents and investment securities available to it immediately prior to each of those months. Monthly base rent will be $41,121, subject to annual increases of 3.0% during the Sublease Term. During the first year of the Sublease Term, the monthly base rent for approximately 2 1/3 months, or approximately $95,900, will be abated. In addition to base rent, the Company is responsible for electricity used in the Subleased Premises and, beginning on February 1, 2016 and thereafter during the Sublease Term, the Company is obligated to pay as additional rent an amount equal to the amount of real estate taxes and certain standard operating expenses associated with the Subleased Premises that are in excess of the amount of such taxes and expenses associated with the Subleased Premises for 2015.

The Sublease contains customary default provisions allowing Sublessor to terminate the Sublease if the Company fails to cure a breach of any of its obligations within specified time periods. In addition, if Sublessor’s tenancy, control or right to possession of the Subleased Premises terminates by expiration of the master lease or any other cause not due to the fault of Sublessor, the Sublease will also immediately cease and terminate. Further, the Sublease is subject to and conditioned upon the consent of the master lessor and if such consent is not obtained prior to October 1, 2014, either of the Company or Sublessor may terminate the Sublease, in which case Sublessor shall refund to the Company all amounts paid to Sublessor as of the date of such termination.

A copy of the Sublease is filed as Exhibit 10.1 to this report and incorporated herein by reference. The foregoing description of the terms and conditions of the Sublease is qualified in its entirety by reference to such exhibit.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 of this report regarding the Sublease is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index immediately following the signature page of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mast Therapeutics, Inc.

June 30, 2014	By:	/s/ Patrick L. Keran

Name: Patrick L. Keran
Title: President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

10.1	Sublease Agreement by and between Mast Therapeutics, Inc. and Santarus, Inc., effective as of June 19, 2014